Exhibit 99.1

China HGS Reports Second Quarter of Fiscal Year 2013 Results -

Revenue and Profit Up by Over 500%

HANZHONG, CHINA – May 13, 2013 – China HGS Real Estate Inc. (NASDAQ: HGSH) (“China HGS” or the “Company”), a leading regional real estate developer headquartered in Hanzhong City, Shaanxi Province, China, today reported its financial results for the second quarter of fiscal 2013 ended March 31, 2013.

Highlights for the Second Quarter of Fiscal 2013

●	Total revenues for the second quarter of fiscal 2013 were $19.4 million, an increase of 573.4% from $2.9 million in the same period of fiscal 2012.
●	Total gross floor area (“GFA”) sold during the three months ended March 31, 2013 was 41,474 square meters, more than 7 times from 4,938 square meters sold in the same period of fiscal 2012.
●	Net income for the second quarter of fiscal 2013 totaled $5.8 million, a significant increase compared to the net income of $0.9 million in the same period of fiscal 2012.
●	Basic and diluted net earnings per share (“EPS”) attributable to shareholders for the second quarter of fiscal 2013 was $0.13, compared to $0.02 for the same periods of last year.

“We are pleased to report another solid quarter with significantly higher revenues and net income than the same quarter of last year, reflecting a continuous dynamic housing market in Tier 3 and Tier 4 cities and counties, ” commented Mr. Xiaojun Zhu, China HGS’s Chairman and Chief Executive Officer.

“China’s State Council recently announced new policies including levying a 20% tax on profits from real estate resales to keep prices from mounting higher the real estate market, with expectations that housing supply in major cities will not be able to meet demands in the short term. The new policies are not targeting at first time home buyers and we believe will have no significant impact on the real estate market in Tier 3 and Tier 4 cities and counties which our company is serving and where most housing purchasers are first time home buyers.” continued Mr. Zhu.

“During the second quarter of fiscal 2013, we made good progress on construction of our three on-going projects-Mingzhu Beiyuan, Oriental Pearl Garden, and Yangzhou Pearl Garden. Recently, the Company also received the presale license of Mingzhu Beiyuan, which we expect will facilitate the presales of this development. Once the construction is completed and the presold units are delivered to purchasers, the presales receipts, currently recorded as customer deposits, will contribute to the growth of our bottom line,” concluded Mr. Xiaojun Zhu.

Financial Results for the Second Quarter of Fiscal 2013

Revenues increased by 573.4% to approximately $19.4 million for the second quarter of fiscal 2013 from approximately $2.9 million for the same period in the last year. The total GFA sold during the second quarter of fiscal 2013 was 41,474 square meters, representing over 7 times increase from 4,938 square meters completed and sold for the second quarter of fiscal 2012. During the second quarter of fiscal 2013, the Company completed and delivered two high-rise buildings in Yangzhou Pearl Garden project and recognized $8.2 million in revenue.

Gross profit was approximately $7.6 million for the second quarter of fiscal 2013 as compared to approximately $1.5 million for the same period of last year. The overall gross profit as a percentage of real estate sales before sales tax was 39.0%, decreased from 53.7% for the same quarter last year, because most of revenues in the second quarter of fiscal 2013 were from higher sales of residential apartments and lower sales of parking units which have higher margin than residential apartments..

Total operating expenses increased by 164.9%to $1.4 million for the second quarter of fiscal 2013 from $0.5 million for the same period of last year. The increase in operating expenses consisted of an increase in selling expense and, general and administration expenses, mainly attributable to more promotions, sales commission, marketing and real estate development activities as well as higher executive compensation, bonus, taxes and office expense. However, as a percentage of total sales, operating expenses declined to 7.3% from 18.6% in the same quarter of last year, demonstrating an improved operating efficiency achieved in this quarter,

The Company reported net income of approximately $5.8 million for the second quarter of fiscal 2013, as compared to net income of approximately $0.9 million for the same period of last year. The increase of $4.8 million in our net income was primarily due to the increase in revenue.

As of March 31, 2013, the Company had total cash and restricted cash balance of approximately $1.9 million, decreased by $0.3 million compared to approximately $2.2 million cash and restricted cash balance as of September 30, 2012.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China HGS Real Estate Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: the uncertain market for the Company's business, macroeconomic, technological, regulatory, or other factors affecting the profitability of real estate business; and other risks related to the Company's business and risks related to operating in China. Please refer to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as well as the Company's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About China HGS Real Estate, Inc.

China HGS Real Estate, Inc. (NASDAQ: HGSH), founded in 1995 and headquartered in Hanzhong City, Shaanxi Province, is a leading real estate developer in the region and holds the national grade I real estate qualification. The Company focuses on the development of high-rise, sub-high-rise residential buildings and multi-building apartment complexes in China's Tier 3 and Tier 4 cities and counties with rapidly growing populations driven by increased urbanization. The Company provides affordable housing with popular and modern designs to meet the needs of multiple buyer groups. The Company’s development activity spans a range of services, including land acquisition, project planning, design management, construction management, sales and marketing, and property management. For further information about China HGS, please go to www.chinahgs.com.

Company contact:

Randy Xiong
President of Capital Market
China Phone: (86) 091-62622612

Email: randy.xiong@chinahgs.com

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CHINA HGS REAL ESTATE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31	September 30
	2013	2012
ASSETS
Current assets:
Cash	$712,193	$1,104,686
Restricted cash	1,217,523	1,080,985
Accounts receivable	4,040,848	-
Advances to vendors	4,066,690	2,566,422
Loans to outside parties, net	5,174	20,957
Real estate property development completed	12,803,437	19,534,088
Real estate property under development	5,444,570	8,590,275
Other current assets	230,206	171,863

Total current assets	28,520,641	33,069,276

Property, plant and equipment, net	1,000,968	1,037,080
Real estate property development completed, net of current portion	5,787,356	6,691,813
Security deposits for land use right	23,485,479	22,894,698
Real estate property under development, net of current portion	76,734,184	56,021,787

Total Assets	$135,528,628	$119,714,654

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,167,190	$3,828,880
Other payables	1,877,500	1,213,394
Construction deposits	297,409	301,318
Customer deposits	9,404,479	11,597,422
Shareholder loan	1,810,000	1,810,000
Accrued expenses	2,508,137	2,305,086
Taxes payable	5,232,511	4,336,458

Total current liabilities	26,297,226	25,392,558
Construction deposits, net of current portion	973,761	864,259
Customer deposits, net of current portion	20,584,780	17,743,993

Total liabilities	47,855,767	44,000,810
Commitments and Contingencies
Stockholders' equity
Common stock, $0.001 par value, 100,000,000 shares
authorized, 45,050,000 shares issued and outstanding
March 31, 2013 and September 30, 2012	$45,050	$45,050
Additional paid-in capital	17,755,849	17,750,337
Statutory surplus	6,549,354	6,549,354
Retained earnings	56,170,026	44,894,229
Accumulated other comprehensive income	7,152,582	6,474,874
Total stockholders' equity	87,672,861	75,713,844

Total Liabilities and Stockholders' Equity	$135,528,628	$119,714,654

 The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

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CHINA HGS REAL ESTATE, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2013	2012	2013	2012
Real estate sales	$19,382,960	$2,878,446	$30,386,375	$5,380,427
Sales tax	(1,148,725)	(193,579)	(1,859,442)	(369,484)
Cost of real estate sales	(10,678,011)	(1,139,329)	(14,508,255)	(2,021,229)
Gross profit	7,556,224	1,545,538	14,018,678	2,989,714

Operating expenses
Selling and distribution expenses	297,914	39,432	459,008	81,873
General and administrative expenses	1,117,545	494,873	1,678,516	813,645
Total operating expenses	1,415,459	534,305	2,137,524	895,518

Operating income	6,140,765	1,011,233	11,881,154	2,094,196

Interest income	-	63	-	14,000
Interest (expense)	(18,100)	(18,100)	(36,200)	(36,200)
Other income (expenses) - net	7	-	7,959	-
Income before income taxes	6,122,672	993,196	11,852,913	2,071,996

Provision for income taxes	355,952	47,945	577,116	96,283
Net income	$5,766,720	$945,251	$11,275,797	$1,975,713

Other comprehensive income
Foreign currency translation adjustment	$468,723	$459,860	$677,708	$804,449

Comprehensive income	$6,235,443	$1,405,111	$11,953,505	$2,780,162

Basic and diluted income per common share
Basic	$0.13	$0.02	$0.25	$0.04
Diluted	$0.13	$0.02	$0.25	$0.04
Weighted average common shares outstanding
Basic	45,050,000	45,050,000	45,050,000	45,050,000
Diluted	45,116,695	45,050,000	45,090,074	45,050,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

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CHINA HGS REAL ESTATE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six months ended March 31,
	2013	2012
Cash flows from operating activities
Net income	$11,275,797	$1,975,713
Adjustments to reconcile net income to net cash (used in ) provided by operating activities:
Depreciation	44,671	44,416
Stock Based Compensation	5,512	16,634
Provision for losses on loans to outside parties	-	7,830
Changes in assets and liabilities:
Restricted cash	(127,177)	(159,548)
Advances to vendors	(1,475,065)	2,017,926
Loans to outside parties	15,917	863,917
Security deposits for land use rights	(398,329)	(11,682,885)
Accounts receivable	(4,030,621)	-
Real estate property development completed	7,834,524	1,712,880
Real estate property under development	(16,983,329)	(5,305,964)
Other current assets	(56,762)	(57,933)
Accounts payables	1,302,987	(4,517,307)
Other payables	652,305	441,900
Customer deposits	401,479	6,926,080
Construction Deposits	95,605	(152,238)
Accrued expenses	184,157	(46,889)
Taxes payable	857,617	62,413
Net cash used in operating activities	(400,712)	(7,853,055)

Cash flow from financing activities
Proceeds from shareholder loan	-	3,142,332
Repayment of shareholder loan	-	(3,142,332)
Net cash provided by financing activities	-	-

Effect of changes of foreign exchange rate on cash	8,219	68,664

Net decrease increase in cash	(392,493)	(7,784,391)
Cash, beginning of period	1,104,686	8,837,795
Cash, end of period	$712,193	$1,053,404
Supplemental disclosures of cash flow information:
Interest paid	$-	$-
Income taxes paid	$37,408	$59,368

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

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